Exhibit 6.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of July 13, 2022 (the “Effective Date”), by and between TerraCycle US LLC, a Delaware limited liability company (“Purchaser”), and HENRY PRATT COMPANY, LLC, a Delaware limited liability company (“Seller”).

ARTICLE 1

PURCHASE AND SALE

1.1            Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a)            that certain real property known generally as 401 S. Highland Avenue, Aurora, Illinois, Kane County, and more particularly described on Schedule 1.1(a), attached hereto and by this reference made a part hereof (the property described in this clause (a) being herein referred to as the “Land”);

(b)            to the extent assignable by and at no cost to Seller, those rights, easements and appurtenances pertaining to the Land, including (i) all right, title and interest of Seller (if any) in and to adjacent streets, alleys or rights – of - way, (ii) strips, gaps and gores, if any, in connection with the Land, (iii) any and all oil, gas and minerals lying under, in, on or about or constituting a part of the Land, regardless of whether the minerals are considered part of the surface estate or part of the mineral estate, and (iv) all right, title and interest of Seller with respect any easements or covenants that benefit or burden the Land (the property described in this clause (b) herein referred to collectively as the “Related Rights”);

(c)            the structures and other improvements (if any) on the Land (the property described in this clause (c) being herein referred to as the “Improvements”, and the Land, the Related Rights and the Improvements being hereinafter sometimes collectively referred to as the “Real Property”);

(d)            to the extent assignable by and at no cost to Seller, all of Seller’s right, title and interest in, to and under all governmental and non-governmental permits (including any previously paid permit fees), licenses, consents, approvals and authorizations (including zoning approvals) if any, belonging to or inuring to the benefit of Seller and pertaining to the Real Property, to the extent that such permits, licenses, consents. approvals, and authorizations are assignable (the property described in this clause (d), being sometimes herein referred to collectively as the “Intangible Property”).

1.2            Property Defined. The Land, the Related Rights, the Improvements and the Intangible Property are hereinafter sometimes referred to collectively as the “Property.”

1.3            Permitted Exceptions. The Property shall be conveyed, and Purchaser shall accept the Property, subject to the matters which are Permitted Exceptions pursuant to ARTICLE 2 hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4            Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total purchase price of Five Million Seven Hundred Thousand Dollars ($5,700,000.00) (the “Purchase Price”).

1.5            Payment of Purchase Price. The Purchase Price, as adjusted by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account of Escrow Agent designated by Escrow Agent in writing to Purchaser prior to the Closing (“Escrow Agent’s Account”), and, as adjusted by prorations and adjustments as herein provided, shall be subsequently payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Escrow Agent prior to the Closing. The Title Company shall serve as Escrow Agent hereunder.

1.6           Earnest Money.

(a)            Within two (2) business days following the Effective Date, Purchaser shall deposit with Escrow Agent the sum of One Hundred Thousand Dollars ($100,000.00) (the “Earnest Money”) by wire transfer of immediately available funds, which, when and to the extent deposited, shall constitute earnest money.

(b)            If Purchaser fails to deposit the Earnest Money within the time provided above for such deposit to be made, then Purchaser shall be deemed to have elected to terminate the Agreement pursuant to Section 3.2.

(c)            In any event, if Purchaser is entitled to have the Earnest Money returned to Purchaser pursuant to any provision of this Agreement, then One Hundred Dollars ($100.00) of the Earnest Money shall nevertheless be paid to Seller as good and sufficient consideration for entering into this Agreement.

ARTICLE 2

TITLE AND SURVEY

2.1            Title Examination; Commitment for Title Insurance. Within fifteen (15) days after the Effective Date, Seller shall cause to be furnished to Purchaser a Commitment for Owner's ALTA Title Insurance Form B ("Commitment") with extended coverage, setting forth the state of title to the Property and all exceptions and restrictions of record including deed restrictions, liens and covenants; it being expressly understood that the premium cost of the base policy shall be paid for by Seller and the premium cost of extended coverage shall be paid by Purchaser. Purchaser shall have the right to request endorsements from the Title Company (as such term is defined below) and Seller shall reasonably cooperate with Purchaser in obtaining same. The cost of all endorsements requested by the Purchaser shall be at Purchaser’s expense. Said Commitment shall indicate that Seller is the sole owner of the Property, that it is fully authorized to convey the Property and it shall indicate the amount of any real estate taxes attributable to the Property. Simultaneous with delivery of such Commitment, the Title Company shall also furnish Purchaser with copies of all documents affecting the Property and reflected in the Commitment. In the event any exceptions appear in such Commitment or title documents other than the standard printed exceptions (which shall be modified in the Owner's Title Policy as hereafter provided) or in the Survey that are unacceptable to Purchaser, then Purchaser shall, within ten (10) days after Purchaser’s receipt of the Commitment and title documents, notify Seller in writing of such fact. Seller may, at Seller's option, undertake to commit to eliminate or modify such unacceptable exceptions to the satisfaction of Purchaser. If Seller is unwilling or unable to commit to cure such objections within fifteen (15) days after Seller's receipt of Purchaser’s objections, Purchaser may elect, upon notice to Seller within ten (10) days after expiration of such fifteen (15) day period to: (i) terminate this Agreement, in which event the Earnest Money shall forthwith be returned to Purchaser, together with any and all interest earned thereon; or (ii) accept title subject only to such then unreleased security interests, judgments and tax liens (other than Permitted Exceptions) of a definite or ascertainable amount, which shall be paid by Seller at Closing. Purchaser’s failure to notify Seller within said ten (10) day period shall be deemed an election by Purchaser of option (ii) in the preceding sentence. Any exceptions not objected to by Purchaser shall hereinafter be referred to as "Permitted Exceptions". A copy of the "Permitted Exceptions," when available, shall be attached hereto and made a part hereof as Exhibit "C".

2.2            Survey. Within two (2) days after the Effective Date, as part of Seller Deliverables, Seller shall cause to be furnished to Purchaser any and all existing surveys of the Property. Within thirty (30) days after Seller’s delivery of the Commitment to Purchaser, Purchaser shall obtain a new ALTA Survey of the Property prepared by a licensed Illinois surveyor which Survey shall be dated after the Effective Date and shall be certified to Purchaser, Seller, the Title Company and Purchaser’s lender (if any).The Survey shall: (i) show the Property and locate and delineate any easements whether recorded or visible, the street address of the Property if any, access to public roads and any setback lines; (ii) show any encroachments onto the Property by any adjoining property; and (iii) show the square footage of the Property. The Survey shall be made by a registered Illinois land surveyor in accordance with American Land Title Association standards. The Survey shall further certify that the Property is not located in an area identified by an agency or department of the federal government as having special flood or mudslide hazards which would require flood insurance under the Flood Insurance Act of 1968, as amended from time to time, or under any other applicable law or regulation. Any objections to the Survey shall be handled in the same manner and with respect to the same time periods as applicable to the objections to the Commitment. Such survey shall constitute the “Survey” hereunder. For purposes of the Deed to be delivered to Purchaser at the Closing, the legal description of the Real Property shall be the legal description attached hereto as Schedule 1.1(a). If, however, the metes and bounds description drawn from the Survey reflects a legal description different from the legal description attached hereto as Exhibit A, Seller may shall deliver a quit claim deed, at Closing, containing the legal description drawn from the Survey. The Purchase Price shall not be dependent on the acreage of the Property as determined by the Survey.

2.3            Monetary Liens. Notwithstanding anything contained herein to the contrary, Seller shall be obligated at Closing to discharge all mortgages and other monetary liens encumbering the Property which were voluntarily entered into and agreed upon by Seller in writing (regardless of whether Purchaser objects to such mortgage or monetary lien). (The term “mortgage” as used herein includes any mortgage, deed of trust, deed to secure debt and similar security instrument securing an indebtedness and encumbering the Property or any portion thereof; the terms “discharge” and “discharged” as used herein include compliance with a statutory bonding procedure that has the legal effect of removing the mortgage or other item as a lien on the Property).

2.4            Conveyance of Title. At Closing, Seller shall convey and transfer the Property to Purchaser. It shall be a condition to Purchaser’s obligation to close this transaction that a nationally recognized title company selected by Seller the (“Title Company”) shall have issued the Title Commitment to Purchaser (or unconditionally committed to issue the Title Policy to Purchaser upon receipt of the title insurance premium therefor). “Title Commitment” means a Commitment for Title Insurance for an American Land Title Association (ALTA) Owner’s Policy of Title Insurance issued by the Title Company, together with legible copies of all restrictive covenants, easements, and other items listed therein (collectively, the “Title Commitment”), subject only to the following matters, which shall be deemed to be Permitted Exceptions:

(a)            any item contained in the Title Commitment or shown on the Survey to which Purchaser does not object on or before the expiration of the Inspection Period (as such term is defined below);

(b)            the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to proration and adjustment as herein provided;

(c)            local, state and federal laws, ordinances or governmental regulations, including but not limited to, building, zoning and land use laws, ordinances and regulations, now or hereafter in effect relating to the Property;

(d)	additional items, if any, approved by Purchaser pursuant to Section 5.1(f).

2.5            Pre-Closing “Gap” Title Defects. Whether or not Purchaser shall have furnished to Seller any notice of title objections pursuant to the foregoing provisions of this Agreement, Purchaser may, at or prior to Closing, notify Seller in writing (as required herein) of any objections to title first raised by the Title Company or the surveyor after the effective date of the Title Commitment or Survey, as appropriate; provided, however, that Purchaser must notify Seller of any such objections within ten (10) days of Purchaser’s first receipt of the updated title commitment or updated survey, whichever first provides notice of the condition giving rise to any such objection. With respect to any objections to title set forth in such notice, Seller shall have the same option to cure and Purchaser shall have the same option to accept title subject to such matters or to terminate this Agreement as those which apply to any notice of objections made by Purchaser on or before the expiration of the Inspection Period.

ARTICLE 3

INSPECTION PERIOD

3.1	Right of Inspection.

(a)            Beginning upon the Effective Date and continuing until 5:00 CST on that date which is sixty (60) days after the Effective Date (the “Inspection Period”), Purchaser, at its sole cost and expense, shall have the right to investigate title and conduct feasibility studies, make a physical inspection of the Property, and Purchaser, personally or through agents, employees or contractors, may go upon the Property during normal business hours or at other reasonable times (if approved by Seller in its sole discretion) to make boundary line or topographical surveys and to conduct such non-invasive studies, tests, samplings, investigations and analyses of any and all aspects of the Property as Purchaser deems desirable, including, without limitation, geotechnical tests, samplings, investigations and studies of the Property; NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL PURCHASER OR ITS AGENTS CONDUCT ANY INVASIVE SOIL OR GROUNDWATER SAMPLING AT THE PROPERTY (E.G., A PHASE II STUDY) OR ANY OTHER INVASIVE OR DESTRUCTIVE TESTING WITHIN THE PROPERTY UNLESS SUCH TESTING IS EXPRESSLY APPROVED BY SELLER IN ADVANCE AND IN WRITING, WHICH APPROVAL MAY BE GIVEN BY SELLER IN ITS SOLE DISCRETION.

Provided, however, in the event Purchaser obtains a Phase I Site Assessment which indicates there are any environmental conditions at the Property or areas of concern for which a Phase II Site Investigation is recommended, Purchaser shall obtain Seller’s prior written consent to any physically intrusive testing of, on or under the Property, it being understood that if Seller denies consent to such testing, Purchaser shall be entitled to terminate this Agreement, receive a return of the Deposit and Seller shall reimburse Purchaser for its actual and verified due diligence costs, including reasonable attorneys’ fees.

(b)           Purchaser’s right to enter and inspect the Property during the Inspection Period shall be in accordance with and subject to the following terms and conditions:

(i)	This Agreement has not been terminated and Purchaser is not in default hereunder;

(ii)            Purchaser shall promptly restore the Property to the same condition that existed prior to Purchaser’s entry and inspection of the Property;

(iii)            Purchaser shall indemnify, hold harmless and defend Seller, its affiliates and their respective successors and assignees (collectively, the “Seller Indemnitees”) from and against any and all claims, liens, demands, causes of action, liabilities, losses, costs, damages and expenses (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity) of whatsoever nature (individually, a “Claim,” and collectively, “Claims”) that may be incurred by the Seller Indemnitees and arise solely out of or in connection with the acts or omissions of Purchaser and its agents, representatives, contractors and consultants, or any of them. Such Claims shall include, but are not limited to, Claims arising out of or in connection with personal injury or death of persons, loss, destruction or damage to property, failure to comply with, or breach or violation of, by Purchaser or by any of its affiliates, successors, assignees, tenants or subtenants of any Environmental Law, or this Agreement or liens or Claims of lien filed against the Property. This indemnity obligation shall survive the Closing or any early termination of this Agreement and shall not be conditioned or limited by any limitation of liability or other limitations on Seller’s remedies set forth herein;

(iv)            Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, at Purchaser’s sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverages, and shall also cause each of its agents and contractors entering the Property to obtain and maintain such insurance coverages, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: commercial general liability insurance with policy limits no less than $1,000,000 each occurrence, $2,000,000 general aggregate, and $2,000,000 aggregate for products-completed operations hazard. Purchaser shall cause all such insurance maintained by Purchaser and its agents and contractors to name the Seller as an additional insured on a primary non-contributory basis to any insurance coverage maintained by Seller, shall apply to both ongoing operations and completed operations, and shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees, or contractors in connection with such inspections and tests. The policy limits applicable to Seller as additional insured shall be the same amount applicable to the named insured or, if the policy provides otherwise, policy limits not less than the amounts required herein. Upon renewal or replacement of Purchaser’s insurance policies, Purchaser shall cause Seller to be added as additional insured as required herein. Attached hereto as Schedule 3.1(c) is a copy of Purchaser’s insurance liability certificate. This insurance requirement shall survive Closing or any termination of this Agreement;

(v)            Purchaser shall (i) keep all information contained in the studies and reports pertaining to the Property (whether prepared by or on behalf of Seller or Purchaser) confidential, and not disclose or reveal such information, reports, or studies to any other person except the agents or employees of Purchaser who are actively involved in the evaluation of the acquisition of the Property and except as required by law or ordered by a court of competent jurisdiction or by subpoena; and (ii) not use any such information for any purpose other than in connection with the evaluation of the acquisition of the Property; and

(vi)            Seller shall have the right, in its sole and absolute discretion, at its election, to accompany Purchaser and its agents, or any one or more of them, during any inspection of the Property.

3.2            Right of Termination. Seller agrees that in the event Purchaser determines, in Purchaser’s sole discretion, that it does not wish to acquire the Property for any reason or no reason, then Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller on or before the end of the Inspection Period. Upon any such termination of this Agreement pursuant to Purchaser’s rights under this Section 3.2, the Earnest Money shall be returned to Purchaser in accordance with Section 1.6, and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement (including, without limitation, Purchaser’s indemnity obligation under Section 3.1 above. If Purchaser fails to give Seller timely notice of termination on or before the end of the Inspection Period, then Purchaser shall be deemed to approve the Property. From and after the expiration of the Inspection Period, and except as otherwise expressly provided for in this Agreement, Purchaser’s Earnest Money shall be non-refundable, fully earned by Seller, and applicable to the Purchase Price at Closing, or payable to Seller if there is no Closing provided Seller is not in default in its obligations hereunder. Time is of the essence with respect to the provisions of this Section 3.2 and the remainder of this Agreement. In the event of any termination by Purchaser under this Agreement, Purchaser shall promptly deliver to Seller any non- proprietary reports, tests or studies generated by or on behalf of Purchaser with respect to the Property; provided, however, that no environmental reports shall be delivered to Seller except upon Seller’s express written consent.

3.3            Due Diligence Materials. Within Five (5) business days following the Effective Date, Seller shall, deliver to Purchaser copies of any existing environmental reports, surveys and title policies relating to the Property in the actual control or possession of Seller (the “Seller Materials”). Seller represents, warrants, and covenants that all Seller Materials provided shall be to Seller’s actual knowledge, true, correct, and complete.

ARTICLE 4

CLOSING

4.1          Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall occur through the Title Company via escrow using overnight courier and wire transfer of funds to the Title Company on the date which is fifteen (15) days after the expiration of the Inspection Period (as the same may be extended pursuant to the terms of Section 7.2). Notwithstanding the foregoing, Seller and Purchaser shall have the option to extend the Closing Date for fifteen (15) days to satisfy any of its obligations under Sections 4.2 and 4.3, provided that Seller or Purchaser provides written notice to the other Party on or before the scheduled date of Closing. At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3. The Closing may be held at such earlier time and date as Seller and Purchaser shall mutually approve in writing. The date on which the Closing is scheduled to occur hereunder (or, if earlier, the date on which Closing occurs) is sometimes referred to herein as the “Closing Date”.

4.2	Seller’s Obligations at Closing. At Closing, Seller shall:

(a)            deliver to Purchaser a special warranty deed in the form attached hereto as Schedule 4.2(a) and by this reference made a part hereof, duly executed by Seller, pursuant to which Seller shall convey the Real Property to Purchaser subject only to the Permitted Exceptions (the “Deed”);

(b)            To the extent assignable at no cost to Seller, deliver to Purchaser a quit claim bill of sale and assignment, without warranty of title, in the form attached hereto as Schedule 4.2(b) and by this reference made a part hereof, duly executed by Seller, pursuant to which Seller shall convey the Intangible Property to Purchaser (the “Bill of Sale and Assignment”). Seller is unaware of any Personal Property situated on the Property that is not owned by Seller;

(c)	Intentionally deleted;

(d)            deliver to Purchaser commercially reasonable evidence that Seller’s signatory has authority to enter into this Agreement on behalf of Seller and to convey the Property to Purchaser in accordance with the terms of this Agreement;

(e)            deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act;

(f)            deliver to the Title Company an affidavit regarding title in the form attached hereto as Schedule 4.2(f);

(g)            if the legal description attached hereto as Schedule 1.1(a) differs from the legal description of the Property drawn from the Survey, Seller shall at Closing deliver (in addition to the Deed) a quit claim deed conveying the Real Property pursuant to the legal description drawn from the Survey; and

(h)            deliver such additional documents as shall be reasonably requested by the Title Company required to consummate the transaction contemplated by this Agreement, including without limitation any real estate transfer declarations required by the applicable municipality or state where the property is located.

4.3	Purchaser’s Obligations at Closing. At Closing, Purchaser shall:

(a)            deliver to Escrow Agent the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided on the Closing Date, in immediately available federal funds wire transferred to Escrow Agent’s Account pursuant to Section 1.5, it being agreed that, at Closing, the Earnest Money shall be applied towards payment of the Purchase Price, and deliver to Escrow Agent instructions to immediately release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller;

(b)            deliver to Seller such evidence as Seller’s counsel and/or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(c)           deliver to Seller one (1) original executed counterpart of the Bill of Sale; and

(d)            deliver such additional documents as shall be reasonably requested by the Title Company required to consummate the transaction contemplated by this Agreement, including without limitation any real estate transfer declarations required by the applicable municipality or state where the property is located, provided, however, that in no event shall Purchaser be required to undertake any other material liability not expressly contemplated in this Agreement, unless Purchaser elects to do so in its sole discretion.

(e)            Local Revenue Stamps. City of Aurora revenue stamps, if any, shall be obtained by the Seller.

4.4	Credits and Prorations.

(a)            All income and expenses in connection with the operation of the Property shall be apportioned, as of 12:01 A.M., on the day after the Closing Date, as if Purchaser were vested with title to the Property after the Closing Date, such that, except as otherwise expressly provided to the contrary in this Agreement, Seller shall have the benefit of income and the burden of expenses for the day of the Closing Date and the Purchaser shall have the benefit of income and the burden of expenses for the day after the Closing Date and thereafter. The items below will be prorated at Closing utilizing the information known at that time. Such prorated items shall include, without limitation, the following:

(1)            if applicable, annual assessments or similar periodic charges under any private covenants, conditions, restrictions or easements affecting the Property; and

(2)            if applicable, any rents due under any leases, licenses and occupancy agreements of all or any part of the Property;

(3)            all other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted, to the extent not specifically addressed herein; and

At Closing, the amount of prorations and adjustments as aforesaid shall be determined or estimated to the extent practicable, and no further monetary adjustment shall be made between Seller and Purchaser after Closing. All prorations shall be final at Closing, except as set forth in the following paragraph.

(b)            Notwithstanding anything contained in the foregoing provisions, any ad valorem taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing within thirty (30) days following the issuance of a final tax bill for the year in which Closing occurs.

(c)            Utilities. Purchaser shall arrange for utility service in its own name as of the date of Closing, and Seller shall be entitled to terminate utility service as of Closing and obtain any return of security deposits.

(d)	The provisions of this Section 4.4 shall survive Closing.

4.5	Closing Costs.

(a)            Seller shall pay (i) the fees of any counsel representing Seller in connection with this transaction, (ii) one-half (1/2) of any commercially reasonable escrow fees which may be charged by Escrow Agent or Title Company, (iii) the cost of the title search and exam for the Property and the base premium for the Title Policy, (iv) the costs of curing all title objections for which Seller is responsible under this Agreement and which Seller chooses to cure, and (iv) the costs of recording all mortgage cancellations, if applicable.

(b)            Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction, (ii) one-half (1/2) of any commercially reasonable escrow fees charged by the Escrow Agent or Title Company, (iii) the premium for any lender’s title policy and any premiums or additional costs attributable to any extended coverage for the Title Policy, endorsements or additional title insurance coverage for the Property, (iv) the cost of the Survey; (v) all applicable transfer taxes relating to the transfer of the Property, (vi) the cost of Purchaser’s inspections of the Property, (vi) the costs of recording documents contemplated by this agreement, and (viii) the costs of any financing (including, without limitation, any mortgage tax) obtained by Purchaser, and the costs of transferring or assigning Property warranties (including, without limitation, the roof warranty) to Purchaser.

(c)            Except as otherwise provided herein, all other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring same.

4.6          Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing (or such earlier time as otherwise required hereby) of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)            Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser by Seller or Seller’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2.

(b)            All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing, as if made and updated as of the Closing Date (without any reference to “knowledge” for purposes of satisfying this Closing condition).

(c)            Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

(d)            All other conditions precedent to Purchaser’s obligation to consummate the transaction hereunder (if any) which are set forth in this Agreement shall have been satisfied on or before the date of Closing.

In the event any of the foregoing conditions has not been satisfied by the Closing Date, then Purchaser shall have the option of (i) waiving (in writing) the Closing condition and closing in accordance with the other terms and provisions of this Agreement, or (ii) terminating this Agreement by written notice given to Seller on the Closing Date, whereupon Escrow Agent shall refund the Earnest Money to Purchaser and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive the termination of this Agreement; or (iii) extending the Closing Date for a period not to exceed thirty (30) days to allow all Closing conditions precedent to be fulfilled, and if any of them are not fulfilled by the extended Closing Date, Purchaser shall once again have the option to elect (i) or (ii) immediately above.

4.7            Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)            Purchaser shall have paid the Purchase Price in the manner provided in Section 4.3(a).

(b)            Purchaser shall have delivered to Seller all of the items required to be delivered to Seller by Purchaser or Purchaser’s agents pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3.

(c)            All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing, as if made and updated as of the Closing Date (without any reference to “knowledge” for purposes of satisfying this Closing condition).

(d)            All other conditions precedent to Seller’s obligation to consummate the transaction hereunder (if any) which are set forth in this Agreement shall have been satisfied on or before the date of Closing.

In the event any of the foregoing conditions has not been satisfied by the Closing Date other than through failure of Seller to fully comply with its obligations under this Agreement, Seller shall have the right to terminate this Agreement by written notice given to Purchaser on the Closing Date, whereupon Escrow Agent shall release the Earnest Money to Seller and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement.

ARTICLE 5

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1            Representations and Warranties of Seller. Seller hereby makes as of the Effective Date the following representations and warranties to Purchaser. Such representations and warranties are subject to those matters disclosed in Seller’s disclosure statement attached hereto as Schedule 5.1 and by this reference made a part hereof (“Seller’s Disclosure Statement”). Whenever the phrase “Seller’s knowledge” is referenced below in this Section 5.1, such phrase shall refer to the knowledge of Seller. To the best of Seller’s knowledge, Seller hereby represents to Purchaser that:

(a)            Organization and Authority. Seller has been duly organized and is validly existing and in good standing as a limited liability company under the laws of the State of Delaware and Seller is qualified to conduct business in the state in which the Property is located. Seller has the full right and authority to enter into this Agreement and to transfer the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Seller is authorized to do so. This Agreement has been duly authorized, executed and delivered by Seller, and, assuming the due execution and delivery of this Agreement by Purchaser, is a valid and binding obligation of Seller and is enforceable against Seller in accordance with its terms subject to (A) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (B) the exercise of judicial discretion in accordance with general principles of equity.

(b)            Consents. Subject to Seller’s customary internal approval process for the sale of real estate, Seller has obtained all consents and permissions (if any) related to the transactions herein.

(c)            Pending Actions. No action, suit, arbitration, administrative or judicial proceeding, or unsatisfied order or judgment is pending or, to Seller’s knowledge, threatened against Seller or the Property or which otherwise pertains to the Property or the transaction contemplated by this Agreement.

(d)            Condemnation. Seller has not received any notice of, nor to the best of Seller’s knowledge is there, any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain, which might result in the Property being taken by condemnation or conveyed in lieu thereof. If Seller receives any such notice prior to the Closing Date, Seller shall, promptly upon receiving any such notice or learning of any such contemplated or threatened action, give Purchaser written notice thereof.

(e)            No Assessments. To Seller’s knowledge, no assessments have been made against any portion of the Property which are unpaid (except ad valorem taxes for the current year, if any, that are not currently due and payable), whether or not they have become liens; and, if Seller receives any such notice prior to the Closing Date, Seller shall promptly notify Purchaser upon learning of any such assessments.

(f)            Existing Agreements; Service Contracts. Except for those certain existing leases, service contracts, maintenance contracts, management agreements, licenses, occupancy agreements and other agreements or understandings relating to the Property, in each case as set forth on Schedule 5.1(f) (collectively, the “Existing Agreements”), (i) there are no leases, occupancy agreements or licenses relating to the Property and (ii) to Seller’s knowledge, there are no service contracts, maintenance contracts, management agreements or other agreements or understandings relating to the Property, in each case except for the Permitted Exceptions.

(g)            Environmental Matters. To the best of Seller’s knowledge, (i) there are no violations which currently exist on the Property with respect to the presence of Hazardous Materials which remains uncured to the full satisfaction of the governmental authority issuing said notice or violation, (ii) the usage of Hazardous Materials and/or substances by Seller is in compliance with all applicable laws; (iii) the Property has all necessary environmental permits and authorizations; (iv) there has been no release of hazardous substances by Seller; (v) there are no pending enforcement, administrative actions or environmental claims against the Seller; and (vi) there is current compliance by Seller with Environmental Laws in all material respects. The term “Environmental Laws” as used herein includes without limitation the Resource Conservation and Recovery Act (“RCRA”) and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials. The term “Hazardous Materials” as used herein includes petroleum (including crude oil or any fraction thereof) polychlorinated bi-phenyls (PCBs), asbestos, lead-based paint, and any substance, material, waste, pollutant or contaminant listed or defined as hazardous or toxic under any Environmental Laws.

(h)            Binding Agreements. Seller has not made any unrecorded commitments or representations to any applicable governmental authorities, or to adjoining or surrounding property owners, which would be binding upon Purchaser. Seller has not entered into any unrecorded easements, restrictions, commitments or agreements affecting the Property that will survive the Closing or be binding upon the Property and have not otherwise been disclosed to Purchaser.

(i)            Options. Seller has not granted any unrecorded options or rights of first refusal to the purchase, lease or use the Property.

(j)            Abatement Proceedings. Seller is not a party to any pending abatement proceedings with reference to any real estate taxes assessed against the Property.

(k)            Permits and Legal Compliance. Seller has not received any written notice of an intention of any governmental authority to revoke any license, permit or certificate required for the development, use, operation or occupancy of the Property. Seller has not received any written notice that the Property is in violation of any law, statute, ordinance, regulation or order of any governmental or public authority applicable to the Property or any private covenants or restrictions encumbering the Property that remains uncured.

(l)            Financial Status. Seller is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due. Seller has not filed any voluntary petition in bankruptcy. Seller has neither received notice of the appointment of a receiver to take possession of all or substantially all of its assets nor received notice of the attachment or other judicial seizure of all or substantially all of its assets. The sale of the Property will not render Seller insolvent.

EXCEPT AS SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE (OTHER THAN ANY WARRANTY OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER AT CLOSING), ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, OPERATING HISTORY OR PROJECTIONS, VALUATION. GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATION S OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, (1) THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE PROPERTY; (2) THE MANNER OR QUALITY OF THE CONSTRUCTION OR MATERIALS INCORPORATED INTO ANY OF THE PROPERTY (IF ANY); AND (3) THE MANNER, QUALITY, STATE OF REPAIR OR LACK OF REPAIR OF THE PROPERTY. EXCEPT AS SET FORTH IN THIS AGREEMENT, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY AGENT OF SELLER (OTHER THAN ANY WARRANTY OF TITLE SET FORTH IN THE SPECIAL WARRANTY DEED TO BE DELIVERED BY SELLER AT CLOSING). PURCHASER REPRESENTS THAT EXCEPT AS SET FORTH IN THIS AGREEMENT, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND KNOWLEDGE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE PROPERTY. PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE PROPERTY AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON THE SAME. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS” WITH ALL FAULTS. THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL EXPRESSLY SURVIVE THE CLOSING, SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS AND SHALL BE INCORPORATED INTO THE SPECIAL WARRANTY DEED (EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN SUCH SPECIAL WARRANTY DEED). SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO IN THIS AGREEMENT. PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS PARAGRAPH WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE PURCHASE PRICE FOR THE PROPERTY.

5.2            Limitation on Liability. No claim for a breach of any representation or warranty of Seller shall be actionable or payable unless the valid claims for all such breaches collectively aggregate to more than Seventy-Five Thousand and 00/100 Dollars ($75,000.00), in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of One Hundred-Twenty-Five Thousand and 00/100 Dollars ($125,000.00) (the “Liability Cap”). Notwithstanding the foregoing, in the event of Seller’s willful and deliberate breach of any of Seller's representations set forth in this Agreement the Liability Cap shall not apply to limit the damages available to Purchaser.

5.3            Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 (except for those set forth in Section 5.1(g)) shall survive Closing for a period of twelve (12) months, unless notice setting forth a specific claim under any such representation or warranty shall be given to Seller within that period, in which case such representation or warranty shall survive until such claim is finally and fully resolved.

5.4            Covenants of Seller. Seller hereby covenants with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement, as follows:

(a)            Maintenance of Property. Seller shall maintain the Property in a manner generally consistent with the manner in which Seller has maintained the Property prior to the date hereof, ordinary wear and tear excepted, and shall not construct any improvements, harvest any timber, or otherwise conduct construction activity on the Property of any material nature.

(b)            Provide Copies of Notices. Seller shall furnish Purchaser with a copy of all written notices received by Seller prior to the Closing Date from any governmental authority or other party of any violation of any law, statute, ordinance, regulation or order of any governmental or public authority relating to the Property within five (5) business days following Seller’s receipt thereof, but, if received by such date, in no event later than two (2) business days prior to the Closing Date.

(c)            Maintenance of Permits. Seller shall maintain in existence all licenses, permits and approvals, if any, that are now in existence as of the Effective Date with respect to, and are required for, the development, ownership, operation or improvement of the Property, and are of a continuing nature.

(d)            Disposition of the Property and Other Matters. For so long as this Agreement remains in force, Seller shall not:

(1)            Knowingly sell, assign, rent, lease, convey (absolutely or as security), grant a security interest in, or otherwise encumber or dispose of, the Property (or any interest or estate therein), change or request a change in the zoning classification of the Property or any development restrictions applicable to the Property, or consent to or acquiesce in any of the foregoing; or

(2)            Except with respect to Purchaser, knowingly make or accept any offers to sell or exchange the Property, engage in any discussions or negotiations with any third party with respect to the sale, exchange or other disposition of the Property, or enter into any letters of intent, contracts or other agreements (whether or not binding) regarding the sale, exchange or other disposition of the Property.

5.5            Representations and Warranties of Purchaser. Purchaser hereby makes the following representations and warranties to Seller as of the Effective Date:

(a)            Organization and Authority. Purchaser has been duly organized and is validly existing as a limited liability company under the laws of the State of Delaware. Purchaser has the full right and authority to enter into this Agreement and to purchase the Property pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein. The person signing this Agreement on behalf of Purchaser is authorized to do so. Neither the execution and delivery of this Agreement nor any other documents executed and delivered, or to be executed and delivered, by Purchaser in connection with the transactions described herein, will violate any provision of Purchaser’s organizational documents or of any agreements, regulations, or laws to or by which Purchaser is bound. This Agreement has been duly authorized, executed and delivered by Purchaser, is a valid and binding obligation of Purchaser and is enforceable against Purchaser in accordance with its terms subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting the rights of creditors generally; and (ii) the exercise of judicial discretion in accordance with general principles of equity.

(b)            Consents. Subject to Purchaser’s customary internal approval process for real estate purchases, Purchaser has obtained all consents and permissions (if any) related to the transactions herein contemplated and required under Purchaser’s organizational documents or any covenant, agreement, encumbrance, law or regulation by which Purchaser is bound.

(c)            Pending Actions. There is no action, suit, arbitration, administrative or judicial administrative proceeding, or unsatisfied order or judgment pending or, to Purchaser’s knowledge, threatened against Purchaser or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated herein.

(d)            Financial Status. Purchaser is solvent, has not made a general assignment for the benefit of its creditors, and has not admitted in writing its inability to pay its debts as they become due. Purchaser has neither filed, nor does it contemplate the filing of, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other proceeding for the relief of debtors in general, nor has any such proceeding been instituted by or against Purchaser, nor is any such proceeding to Purchaser’s knowledge threatened or contemplated. The purchase of the Property will not render Purchaser insolvent.

5.6            Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5 shall survive Closing for a period of six (6) months after Closing, unless notice setting forth a specific claim under any such representation or warranty shall be given to Purchaser within that period, in which case such representation or warranty shall survive until such claim is finally and fully resolved.

5.7            Covenants of Purchaser. Purchaser hereby covenants with Seller, from and after the Closing, as follows:

(a)	Intentionally Deleted.

(b)            Release. To the fullest extent permitted by applicable law, Purchaser, on behalf of itself and its respective affiliates, representatives, successors and assigns (collectively, the “Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases Seller and each of Seller’s affiliates, successors and assigns from any and all liabilities and obligations to such Releasers of any kind or nature whatsoever (other than this Agreement and any of the other agreements executed and delivered in connection with this Agreement, but, in each case, only to the extent set forth in this Agreement or therein), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any law or contract, including, without limitation, (i) with respect to any Environmental Law or any federal, state or local law, rule or regulation concerning pollution or protection of the environment, including, without limitation, all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, (ii) the presence of Hazardous Materials or other contamination, (iii) costs associated with the discovery of, or the need to remediate, Hazardous Materials, either during development of the Property or at any other time, and (iv) otherwise at law or in equity, and each of the Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Seller or any of the Seller’s affiliates (except as provided for in this Agreement or any of the other agreements executed and delivered in connection with this Agreement, but, in each case, only to the extent set forth in this Agreement or therein).

ARTICLE 6

DEFAULT

6.1            Default by Purchaser. If the sale of the Property as contemplated hereunder is not consummated due to Purchaser’s default hereunder, then Seller shall be entitled, as its sole and exclusive remedy for such default, to terminate this Agreement and receive the Earnest Money as liquidated damages for the breach of this Agreement and not as a penalty, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof, Seller hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Seller’s right to receive the Earnest Money is intended not as a penalty, but as full liquidated damages. The right to receive the Earnest Money as full liquidated damages is Seller’s sole and exclusive remedy in the event of default hereunder by Purchaser, and Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest Money. Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Seller’s actual damages or that its retention by Seller constitutes a penalty and not agreed upon and reasonable liquidated damages. This Section 6.1 is subject to Section 6.4.

6.2            Default by Seller. If the sale of the Property as contemplated hereunder is not consummated due to Seller’s default hereunder, then Purchaser shall have the right to (i) seek to obtain specific performance of Seller’s obligations hereunder, provided that any action for specific performance shall be commenced within sixty (60) days after such default, and if Purchaser prevails thereunder, Seller shall reimburse Purchaser for all reasonable, actual legal fees, court costs and all other reasonable, actual costs of such action or (ii) terminate this Agreement and to receive the return of the Earnest Money, which return shall operate to release Seller from any and all liability hereunder and to recover Purchaser’s costs and expenses incurred and paid to third parties in the investigation of the Property, not to exceed Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Inspection Costs”).) (the “Inspection Costs”). In the event Purchaser elects to exercise option (ii) above, It is agreed between the parties hereto that the actual damages to Purchaser in the event of such default are impractical to ascertain and the amount of the Earnest Money and the Inspection Costs is a reasonable estimate thereof, Purchaser hereby expressly waiving and relinquishing any and all other remedies at law or in equity. Purchaser’s right to receive the Earnest Money and the Inspection Costs is intended not as a penalty, but as full liquidated damages. The right to receive the Earnest Money and the Inspection Costs as full liquidated damages is Purchaser’s sole and exclusive remedy in the event of Purchaser exercising option (ii) above in the event of default hereunder by Seller, and Purchaser hereby waives and releases any right to (and hereby covenants that it shall not) sue Seller: (a) for specific performance of this Agreement, or (b) to recover any damages of any nature or description other than or in excess of the Earnest Money and the Inspection Costs. Seller hereby waives and releases any right to (and hereby covenants that it shall not) sue Purchaser or seek or claim a refund of the Earnest Money (or any part thereof) on the grounds it is unreasonable in amount and exceeds Purchaser’s actual damages or that its retention by Purchaser constitutes a penalty and not agreed upon and reasonable liquidated damages. In the event Purchaser elects to terminate this Agreement and receive a return of the Deposit pursuant to sub-clause (ii) of the immediately preceding sentence, then upon such return and delivery, this Agreement shall terminate and neither party hereto shall have any further obligations hereunder except for those that are expressly provided in this Agreement to survive the termination hereof.

6.3            Notice of Default; Opportunity to Cure. Neither Seller nor Purchaser shall be deemed to be in default hereunder until and unless such party has been given written notice of its failure to comply with the terms hereof and thereafter does not cure such failure within five (5) business days after receipt of such notice; provided, however, that this Section 6.3 (a) shall not be applicable to Purchaser’s failure to deliver the Earnest Money or any portion thereof on the date required hereunder or to a party’s failure to make any deliveries required of such party on the Closing Date and, accordingly and (b) shall not have the effect of extending the Closing Date or the due date of any Earnest Money deposit hereunder.

6.4            Recoverable Damages. Notwithstanding Sections 6.1 and 6.2, in no event shall the provisions of Sections 6.1 and 6.2 limit (a) either Purchaser’s or Seller’s obligation to indemnify the other party or the damages recoverable by the indemnified party against the indemnifying party due to a party’s express obligation to indemnify the other party in accordance with Section 8.2, or (b) either party’s obligation to pay costs, fees or expenses under Section 4.5 or the damages recoverable by either party against the other party due to a party’s failure to pay such costs.

ARTICLE 7

CONDEMNATION

7.1            Condemnation. In the event that prior to the Closing and after Purchaser provides notice of approval of the Property, Seller becomes aware that an action is initiated for the taking by condemnation (or any conveyance in lieu thereof) of any material portion of the Property (or any interest in or rights appurtenant to the Property) by anyone having the power of eminent domain, Purchaser shall, by written notice to Seller delivered within ten (10) days of receiving written notice from Seller of such event, elect to: (a) terminate this Agreement and all of Purchaser’s obligations under this Agreement, whereupon the Earnest Money shall be returned to Purchaser, this Agreement shall terminate and Purchaser and Seller shall have no further rights and obligations hereunder except those which expressly survive termination of this Agreement; or (b) consummate the purchase of the Property without any abatement of the Purchase Price or any liability or obligation on the part of the Seller by reason of the commencement and prosecution of any such proceeding. If Purchaser does not elect to terminate this Agreement pursuant to clause (a) of this Section 7.2, then Seller shall on the Closing Date assign to Purchaser all condemnation awards and compensation then received by or to be awarded to Seller. In addition, Seller shall transfer and assign to Purchaser, in a commercially reasonable form, all rights and claims of Seller with respect to payment for damages and compensation on account of such taking. As used in this paragraph, a “material portion of the Property” shall mean any condemnation, eminent domain or similar proceeding that affects Purchaser’s access to or intended use of the Property.

7.2            Notice of Condemnation. Seller shall notify Purchaser immediately upon Seller’s receiving notice of the occurrence or existence of any condemnation affecting the Property and, at the same time, shall provide Purchaser with such information with respect thereto as is in Seller’s possession in order to aid Purchaser in making the election between the alternatives provided by clauses (a) and (b) in Section 7.1. Notwithstanding anything in this Agreement to the contrary, Purchaser shall have ten (10) days after it receives such information from Seller within which to elect between such alternatives, and, accordingly, the Closing Date shall be postponed, if and to the extent necessary, to allow Purchaser such a ten (10) day period in which to make the election under Section 7.1.

ARTICLE 8

COMMISSIONS

8.1            Broker’s Commission. The parties acknowledge that Broker has been retained by and represents Seller as broker in connection with the sale of the Property by Seller to Purchaser (the “Transaction”), and is to be compensated for its services by Seller. Seller agrees that Seller shall pay to Broker upon, but only upon, final consummation of the transaction contemplated herein, a real estate brokerage commission in the amount of six percent (6%) of the Purchase Price. Broker has executed this Agreement for the purpose of acknowledging and agreeing that no real estate commission or other fee or compensation shall be earned by it or due it if the transaction contemplated herein does not close as a result of Seller’s default, Purchaser’s default, a termination as contemplated under this Agreement or otherwise. At Closing, upon full payment of its commission, Broker shall execute and deliver to Seller and Purchaser a release of any lien or claim of lien of Broker with respect to the Property and shall execute and deliver to Purchaser and Seller a general release of any claims arising out of the transaction contemplated in this Agreement. The parties acknowledge that Purchaser has not retained or engaged a broker in connection with the Transaction.

8.2           Representation and Indemnity.

(a)            Purchaser and Seller each hereby represents and warrants to the other that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman (other than Broker) so as to create any legal right or claim in any such broker, agent or salesman (other than Broker) for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Except as provided in Section 8.1 with respect to Broker, Purchaser and Seller shall indemnify, hold harmless and defend each other from and against any and all claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with the indemnifying party and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

(b)            Broker hereby represents and warrants to Seller and Purchaser that it has not disclosed this Agreement or the subject matter hereof to, and has not otherwise dealt with, any real estate broker, agent or salesman so as to create any legal right or claim in any such broker, agent or salesman for a real estate commission or similar fee or compensation with respect to the negotiation and/or consummation of this Agreement or the conveyance of the Property by Seller to Purchaser. Further, Broker shall indemnify, hold harmless and defend each of Seller and Purchaser from and against any and all claims and demands for a real estate brokerage commission or similar fee or compensation arising out of any claimed dealings with Broker and relating to this Agreement or the purchase and sale of the Property (including reasonable attorneys’ fees and expenses and court costs incurred in defending any such claim or in enforcing this indemnity).

8.3            Execution by Broker. Broker has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 8. Broker’s consent to any modification or amendment of any provision of this Agreement other than this ARTICLE 8 shall not be required. Without limitation on the foregoing, Broker acknowledges and agrees that Broker may not enforce any provision of this Agreement except for Section 8.1 and shall not be joined in any litigation unless related to Broker’s fee or commission; that Broker is not a necessary party in any litigation or other proceeding involving this Agreement not relating directly to the payment of commissions under Section 8.1; that this Agreement may be terminated for any reason or no reason without consent of the Broker and without any obligation to the Broker; that copies of any notices given by Seller or Purchaser to the other need not be sent to Broker; and that consent of Broker is not required for any matter under this Agreement except as expressly provided in this Section 8.3.

8.4            Survival. This ARTICLE 8 shall survive the rescission, cancellation, termination or consummation of this Agreement.

ARTICLE 9

ESCROW AGENT

9.1            Investment of Earnest Money. Escrow Agent shall invest the Earnest Money pursuant to Purchaser’s reasonable directions in an interest-bearing account at a commercial bank whose deposits are insured by the Federal Deposit Insurance Corporation. Escrow Agent shall notify Seller, no later than one (1) business day after Escrow Agent’s receipt thereof, that Escrow Agent has received the Earnest Money in immediately available funds and is holding the same in accordance with the terms of this Agreement. However, Escrow Agent shall invest the Earnest Money only in such accounts as will allow Escrow Agent to disburse the Earnest Money upon no more than one (1) business days’ notice.

9.2            Payment at Closing. If the Closing takes place under this Agreement, Escrow Agent shall deliver the Earnest Money as provided in Purchaser’s closing instructions to Escrow Agent on the Closing Date consistent with this Agreement.

9.3            Payment on Demand. Upon receipt of any written certification from Seller or Purchaser claiming the Earnest Money pursuant to the provisions of this Agreement, Escrow Agent shall promptly forward a copy thereof to the other such party (i.e., Purchaser or Seller, whichever did not claim the Earnest Money pursuant to such notice) and, unless such other party within ten (10) days thereafter notifies Escrow Agent of any objection to such requested disbursement of the Earnest Money, Escrow Agent shall disburse the Earnest Money to the party demanding the same and shall thereupon be released and discharged from any further duty or obligation hereunder. Notwithstanding the foregoing, if Purchaser delivers a written request to Escrow Agent for the return of the Earnest Money at any time on or before the expiration of the Inspection Period in connection with a termination of this Agreement by Purchaser pursuant to Section 3.2, then Escrow Agent shall promptly refund the Earnest Money to Purchaser without the necessity of notice to Seller or Seller’s consent.

9.4           Exculpation of Escrow Agent. It is agreed that the duties of Escrow Agent are herein specifically provided and are purely ministerial in nature. Escrow Agent shall incur no liability whatsoever except for its willful misconduct or negligence, so long as Escrow Agent is acting in good faith. Seller and Purchaser do each hereby release Escrow Agent from any liability for any error of judgment or for any act done or omitted to be done by Escrow Agent in the good faith performance of its duties hereunder.

9.5            Stakeholder. Escrow Agent is acting as a stakeholder only with respect to the Earnest Money. If there is any dispute as to whether Escrow Agent is obligated to deliver the Earnest Money or as to whom the Earnest Money is to be delivered, Escrow Agent may refuse to make any delivery and may continue to hold the Earnest Money until receipt by Escrow Agent of an authorization in writing, signed by Seller and Purchaser, directing the disposition of the Earnest Money, or, in the absence of such written authorization, until final determination of the rights of the parties in an appropriate judicial proceeding. If such written authorization is not given, or a proceeding for such determination is not begun, within thirty (30) days of notice to Escrow Agent of such dispute, then Escrow Agent may bring an appropriate action or proceeding for leave to deposit the Earnest Money in a court of competent jurisdiction pending such determination. Escrow Agent shall be reimbursed for all costs and expenses of such action or proceeding, including, without limitation, reasonable attorneys’ fees and disbursements, by the party determined not to be entitled to the Earnest Money. Upon making delivery of the Earnest Money in any of the manners herein provided, Escrow Agent shall have no further liability or obligation hereunder.

9.6            Execution by Escrow Agent. Escrow Agent has executed this Agreement solely for the purpose of acknowledging and agreeing to the provisions of this ARTICLE 9. Escrow Agent’s consent to any modification or amendment of this Agreement other than this ARTICLE 9 shall not be required.

ARTICLE 10

MISCELLANEOUS

10.1          Public Disclosure. Prior to Closing, any press release or similar public announcement with respect to the transactions contemplated herein or any matters set forth in this Agreement will be made only in the form reasonably approved by Purchaser and Seller.

10.2          Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval, provided, however, that Purchaser named herein shall have the right to assign this Agreement without the consent of Seller to an Affiliate (as defined below), provided that such assignee agrees to assume all of the obligations of “Purchaser” hereunder. “Affiliate” shall mean any entity or entities (by tenancy in common or otherwise) controlled by Purchaser. “Controlled by” means the power and authority to direct the business and affairs of the assignee either by reason of the ownership of a majority of the direct or indirect ownership interests in such assignee, or by contract. No transfer or assignment by Purchaser shall release or relieve Purchaser of its obligations hereunder.

10.3          Notices. Any notice, request or other communication (a “notice”) required or permitted to be given hereunder shall be in writing and shall be delivered by hand or overnight courier (such as United Parcel Service), sent by electronic mail (provided a copy of such notice sent by facsimile or electronic mail is deposited with an overnight courier for next business day delivery) or mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to each party at its address as set forth below. Any such notice shall be considered given on the date of such hand or courier delivery or electronic mail transmission, deposit with such overnight courier for next business day delivery, or deposit in the United States mail, but the time period (if any is provided herein) in which to respond to such notice shall commence on the date of hand or overnight courier delivery or on the date received following deposit in the United States mail as provided above. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice. By giving at least five (5) days’ prior written notice thereof, any party may from time to time and at any time change its mailing address hereunder. Any notice of any party may be given by such party’s counsel.

The parties’ respective addresses for notice purposes are as follows.

if to Purchaser, to:

TerraCycle US LLC

1 TerraCycle Way

Trenton, New Jersey 08638

Attention: Richard Perl, Chief Administrative Officer

E-mail: [*****]

with a copy to:

McCarter & English, LLP

Four Gateway Center

100 Mulberry Street

Newark, New Jersey 07102

Attention: Simone Wilson-Brito, Esq.

E-mail: [*****]

And with a copy to:

Win Wehrli, Esq.

[*****]

Naperville, IL 60540-5254

E-mail: [*****]

if to Seller to:

Henry Pratt Company

c/o Mueller Water Products, Inc.

1200 Abernathy Road N.E.

Suite 1200

Atlanta, Georgia 30328

Attention: Asst. General Counsel

E-mail: [*****]

with a copy to:

Taylor English Duma, LLP

1600 Parkwood Circle, Suite 200

Atlanta, Georgia 30339

Attention: Gregory G. Schultz

Phone: [*****]

Email: [*****]

if to Escrow Agent, to:

Old Republic Title

9601 Southwest Highway

Oak Lawn, IL 60453

Attn: Kim Leland

Email: [*****]

10.4            Modifications. This Agreement cannot be changed orally, and no agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought. In no event shall this Agreement be altered, amended or modified by electronic mail or electronic record. The parties acknowledge and agree that this Agreement shall not be executed, entered into, altered, amended or modified by electronic means. Without limiting the generality of the foregoing, the parties hereby agree that the transactions contemplated by this Agreement shall not be conducted by electronic means.

10.5            Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State in which the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 7:00 p.m. Eastern time.

10.6            Successors and Assigns. Subject to Section 10.2, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.7            Entire Agreement. This Agreement, including the Schedules and Exhibits, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.8            Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.8 shall survive Closing.

10.9         Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

10.10      Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.11      Applicable Law. This Agreement is performable in the state in which the Property is located and shall in all respects be governed by, and construed in accordance with, the substantive federal laws of the United States and the laws of such state. Seller and Purchaser hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the state and judicial district in which the Property is located in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agree that all claims in respect of such action or proceeding shall be heard and determined in a state or federal court sitting in the state and judicial district in which the Property is located. Purchaser and Seller agree that the provisions of this Section 10.11 shall survive the Closing of the transaction contemplated by this Agreement.

10.12      No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.13      Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

Schedule 1.1(a)	Legal Description of the Land
Schedule 2.4(a)	Intentionally deleted
Schedule 3.1(c)	Purchaser’s Insurance Certificate
Schedule 4.2(a)	Form of Special Warranty Deed
Schedule 4.2(b)	Form of Bill of Sale and Assignment
Schedule 4.2(f)	Form of Seller’s Affidavit of Title
Schedule 5.1	Seller’s Disclosure Statement
Schedule 5.1(f)	Existing Agreements

10.14      Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent or for any purpose, to limit or define the text of any section or any subsection hereof.

10.15      Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto.

10.16      Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser (in which event the defaulting party shall remain liable as provided in this Agreement) from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.17      Survival. All provisions of this Agreement which are not fully performed as of Closing shall survive Closing subject to the terms and provisions set forth in Sections 5.3 and 5.6 respectively.

10.18      Removal of Inventory. Purchaser acknowledges that the Property is currently being used as a warehouse to store inventory of Seller. Seller shall make commercially reasonable efforts to remove all inventory of Seller, and all other equipment and personal property of Seller (“Seller Items”), prior to the date of Closing. Seller shall grant possession of the Property to Purchaser as the date of Closing, subject to the right of Seller to complete removal of Seller Items within thirty (30) days following Closing (the “Removal Period”). Purchaser shall exercise reasonable diligence to not damage Seller Items during the Removal Period. Seller shall provide and maintain property and liability insurance with respect to Seller Items during the Removal Period, make any repairs to the Property caused by the removal of Seller Items and to the extent not covered by insurance, shall indemnify Purchaser for any loss or damage caused by Seller’s actions with respect to such Seller Items during this period.

10.19      Time of Essence. Time is of the essence with respect to this Agreement Notwithstanding the foregoing, with respect to the performance of an obligation of Purchaser or Seller hereunder, a delay caused by Force Majeure, or the default by the other party in the performance of its obligations hereunder, shall act as an excused delay with respect to a party’s obligations hereunder. As used in this Agreement, “Force Majeure” shall mean labor disputes, governmental regulations or controls, permitting and inspection delays not caused by Seller delays in filing or requesting same, fire or other casualty, inability to obtain any material or services, riots, insurrections, martial law, civil commotion, war, fire, severe weather conditions, flood, earthquake, or other casualty or acts of God and delays attributable to Purchaser, its agents, employees and contractors, but shall not exceed ninety (90) days in any event.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

TERRACYCLE US LLC, a Delaware limited liability company

By:	/s/ Gergely Hajdu-Nemeth
	Name:	Gergely Hajdu-Nemeth
	Title:	Assistant General Counsel

Henry Pratt Company, LLC, a Delaware corporation

By:	/s/ Marietta Edmunds Zakas
	Name:	Marietta Edmunds Zakas
	Title:	Executive VP and Chief Financial Officer

Escrow Agent: Old Republic Title

By:
Name:
Title:

 [Signature Page to Purchase and Sale Agreement]

The Company agrees to furnish supplementally a copy of any omitted schedule as identified in Section 10.13 to the Commission upon request.

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